                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
July 23, 1998

Contact:   John Breed
           (713) 209-8835

COOPER INDUSTRIES REPORTS SECOND-QUARTER SHARE EARNINGS OF $0.88

HOUSTON, July 23 -- Cooper Industries, Inc. (NYSE-CBE) today reported that its diluted share earnings for the second quarter of 1998 rose to 88 cents from 86 cents in 1997. Revenues in the second quarter increased to $1.43 billion in 1998 from $1.38 billion in the second quarter of 1997. Cooper's net income increased to $106 million in the second quarter of 1998 from $105.5 million in the comparable period of 1997.

         Revenues for the quarter, excluding currency translations and the May 1997 divestiture of Kirsch, increased 7%. Foreign currency changes in relation to the U.S. dollar reduced reported revenues by approximately 1%.

         For the six months ended June 30, 1998, Cooper's diluted share earnings increased 8% to $1.64 from $1.52 in the comparable period of 1997. The company's revenues for the first half of 1998 rose 3% to $2.77 billion from $2.70 billion in the same period of 1997. Excluding Kirsch and currency translations, revenues for the first six months of 1998 rose 8%. Net income for the first half of 1998 increased 8% to $198 million from $183 million during the comparable period of 1997.

         "The second quarter was our fifteenth consecutive quarter of year-to-year earnings per share increases," said H. John Riley, Jr., Chairman, President and Chief Executive Officer. "This reflects the contributions from recent complementary acquisitions and profit improvement programs that have been put in place throughout the company over the past few years. These actions helped offset the adverse impact of changing economic conditions and lower overall demand for utility and hazardous duty electrical products. Additionally, work stoppages at General Motors had a moderate impact on our results during the quarter."

         Revenues for Cooper's ELECTRICAL PRODUCTS segment increased by 10% during the quarter. The segment experienced strong domestic demand for circuit protection and lighting products, as well as improving European demand for circuit protection products during the quarter. Recent acquisitions, including the December 1997 acquisition of Menvier, a U.K.-based maker of emergency lighting and security products, contributed to the segment's revenue growth. These increases offset a reduction in shipments of power equipment and hazardous duty electrical construction materials to Asia and more competitive domestic conditions for these products.

         TOOLS & HARDWARE revenues were up 16% in the second quarter. The segment benefited from the first-quarter 1998 additions of INTOOL, a manufacturer of industrial and commercial power tools, and Recoules and Geta-Werk, two small power tool companies based in Europe. In addition, domestic demand for consumer and construction-related hand tools improved during the quarter. Acquisitions and domestic sales increases more than offset the continuing effects of currency translations and reduced demand from vehicle manufacturers for automated assembly equipment.

         AUTOMOTIVE PRODUCTS revenues declined about 2% in the quarter. Domestic original equipment (OE) sales continued to grow, despite the impact of the recent General Motors strike, while the domestic aftermarket remained soft. European demand for both OE and aftermarket parts improved modestly. Absent the effects of recent acquisitions and divestitures and currency translations, revenues would have been unchanged from the prior year.

         On April 3, 1998, Cooper announced it was considering options for exiting its automotive products business. At this point, the company is continuing its review of those options, including evaluating proposals from potential purchasers. Cooper expects to announce a definitive course of action regarding this matter in the next several weeks.

         "Setting that potential event aside, we remain focused on positioning the company for future growth and on extending our current record of earnings-per-share increases," Riley said.

         Comparisons of 1998 and 1997 second-quarter and year-to-date results appear on the following pages.

         Cooper Industries, with 1997 revenues of $5.3 billion, is a diversified, worldwide manufacturer of electrical products, tools and hardware, and automotive products. Additional information about Cooper is available on the company's World Wide Web site: www.cooperindustries.com.


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         Statements in this news release are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, such as the level of market demand for the Company's products, competitive pressures and future economic conditions. These factors are discussed in the Company's 1997 Annual Report on Form 10-K and Form 8-K, dated June 19, 1998, and other Securities and Exchange Commission filings.

                                      # # #

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                       CONSOLIDATED RESULTS OF OPERATIONS

                                         Quarter Ended June 30,         % Change
                                       ------------------------------   --------
                                           1998             1997
                                         --------         ---------
                                       (in millions where applicable)
Revenues:
   Electrical Products                   $  723.9         $   660.7        9.6%
   Tools & Hardware                         227.3             195.7       16.1%
                                         --------         ---------
       Subtotal                             951.2             856.4       11.1%
   Automotive Products                      478.1             486.7       -1.8%
   Kirsch(1)                                 --                41.8        N.M.
                                         --------         ---------
       Total revenues                     1,429.3           1,384.9        3.2%

Cost of sales                               970.5             938.4
Selling and administrative expenses         245.7             238.8
Goodwill amortization                        19.2              16.1
Nonrecurring gains                           --               (69.8)
Nonrecurring charges                         --                70.5
Other (income) expense, net                  (1.8)             (0.6)
Interest expense                             27.4              21.3
                                         --------         ---------

       Income Before Income Taxes           168.3             170.2
Income Taxes                                 62.3              64.7
                                         --------         ---------
       Net Income                        $  106.0         $   105.5        0.5%
                                         ========         =========

Net Income Per Common Share:
      Basic                              $    .89         $     .89        0.0%
      Diluted                            $    .88         $     .86(2)     2.3%

Shares Utilized in Computation
   of Income Per Common Share:
      Basic                            118.6 million     119.3 million
      Diluted                          120.5 million     123.5 million


                             PERCENTAGE OF REVENUES

                                                     Quarter Ended June 30,
                                                     ----------------------
                                                       1998          1997
                                                      ------        ------
Revenues                                              100.0%        100.0%
Cost of sales                                          67.9%         67.8%
Selling and administrative expenses                    17.2%         17.2%
   Income Before Income Taxes                          11.8%         12.3%
   Net Income                                           7.4%          7.6%

(1)   Kirsch was sold to Newell Co. on May 30, 1997.
(2) The 1997 calculation assumes conversion of the remaining 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures of $0.1 million for the quarter, net of tax, was added back to net income in the computation of diluted earnings per share.

 .

                       CONSOLIDATED RESULTS OF OPERATIONS

                                        Six Months Ended June 30,       % Change
                                        -------------------------       --------
                                           1998             1997
                                         --------         --------
                                       (in millions where applicable)
Revenues:
   Electrical Products                   $1,429.9         $1,273.4       12.3%
   Tools & Hardware                         415.4            375.8       10.5%
                                         --------         --------
       Subtotal                           1,845.3          1,649.2       11.9%
   Automotive Products                      927.1            957.2       -3.1%
   Kirsch(1)                                 --               97.4        N.M.
                                         --------         --------
       Total revenues                     2,772.4          2,703.8        2.5%

Cost of sales                             1,882.5          1,844.1
Selling and administrative expenses         487.7            479.6
Goodwill amortization                        37.5             32.1
Nonrecurring gains                           --              (69.8)
Nonrecurring charges                         --               70.5
Other (income) expense, net                  (2.3)             0.9
Interest expense                             52.7             50.9
                                         --------         --------

       Income Before Income Taxes           314.3            295.5
Income Taxes                                116.3            112.3
                                         --------         --------
       Net Income                        $  198.0         $  183.2        8.1%
                                         ========         ========
Net Income Per Common Share:
      Basic                              $    1.66        $   1.60        3.8%
      Diluted                            $    1.64        $   1.52(2)     7.9%

Shares Utilized in Computation
   of Income Per Common Share:
      Basic                            119.1 million     114.4 million
      Diluted                          120.9 million     124.2 million


                             PERCENTAGE OF REVENUES

                                                    Six Months Ended June 30,
                                                    -------------------------
                                                      1998            1997
                                                     ------          ------
Revenues                                              100.0%          100.0%
Cost of sales                                          67.9%           68.2%
Selling and administrative expenses                    17.6%           17.7%
   Income Before Income Taxes                          11.3%           10.9%
   Net Income                                           7.1%            6.8%

(1)   Kirsch was sold to Newell Co. on May 30, 1997.
(2) The 1997 calculation assumes conversion of the remaining 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures of $5.8 million, net of tax, was added back to net income in the computation of diluted earnings per share.